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                                                                    EXHIBIT 99.5

                             RIGHTS AGENCY AGREEMENT


The Bank of New York
101 Barlcay Street, 12W
Reorganization Administration
New York, New York 10286


Ladies and Gentlemen:

         RIGHTS AGENCY AGREEMENT (the "Agreement"), dated as of ___________, 2001, between TRICOM, S.A. (the "Company"), incorporated under the laws of Dominican Republic, and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent").

         WHEREAS, the Company will grant to existing owners of American Depositary Shares ("ADSs") issued under the Deposit Agreement dated as of May 4, 1998, among the Company, The Bank of New York, as Depositary (the "Depositary") and all Owners (as defined therein) and holders of American Depositary Receipts issued thereunder from time to time (the "Deposit Agreement"), that are registered on the books of the Depositary (the "Owners"), the right to purchase additional ADSs at a subscription price of $______________ (the "Rights Offer"). Each ADS represents one share of Class A Common Stock, par value RD$10 per share ("Shares"), of the Company.

         WHEREAS, the Rights Offer is expected to be commenced on or ________________. The Rights Offer will be made to each of the Owners by means of the prospectus dated _________________ (the "Prospectus"), which will be accompanied by a letter of transmittal containing instructions with respect to the number of ADSs that may be purchased, the method for subscribing and the delivery of payment (the "Letter of Transmittal"). The section of the Letter of Transmittal entitled INSTRUCTIONS WITH RESPECT TO THE RIGHTS OFFER is to be used by the Owners to subscribe for additional ADSs in the Rights Offer (the "Owner's Instructions").

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

ARTICLE I  --  APPOINTMENT OF THE RIGHTS AGENT

         The Company hereby appoints The Bank of New York as the Rights Agent of the Company in connection with the Rights Offer in accordance with the terms and conditions


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of this Agreement and The Bank of New York hereby accepts such appointment and agrees to be bound by the terms and conditions of this Agreement upon execution of this Agreement.

                       ARTICLE II -- TERMS OF RIGHTS OFFER

                  1. The subscription period will commence on or about ___________________ (the "Commencement Date") and will end on _______________
(the "Expiration Date"). The Commencement Date through 5:00 p.m. New York time on the Expiration Date will constitute the subscription period (the "Subscription Period").

                  2. Owners holding ADSs as of ____________, 2001 (the "Record Date") may purchase ADSs pursuant to the Rights Offer at the subscription price of $________________ per ADS (the "Subscription Price").

                ARTICLE III -- DELIVERY OF RIGHTS OFFER MATERIAL

                  1. On or before ____ days prior to the Commencement Date, the Company will deliver to the Rights Agent sufficient copies of the Prospectus, the Letter of Transmittal (including instructions as to the use thereof and, on the reverse thereof, a substitute Form W-9), Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 (the "Guidelines").

                  2. Unless otherwise instructed in writing by the Company, on the Record Date the Rights Agent shall send to each Owner as of the Record Date
(i) a Prospectus, (ii) a Letter of Transmittal, (iii) the Guidelines, and (iv) a return envelope addressed to the Rights Agent for use by such Owner (such material, collectively, the "Rights Offer Material").

                  3. In the event that the Rights Offer Material is returned to the Rights Agent for any reason and a proper delivery thereof cannot be effected to an Owner, the Rights Agent shall hold such Rights Offer Material and the related Owner's right to purchase ADSs under the Rights Offer will be treated as unexercised. The Rights Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to an Owner.

                  4. In the event that, prior to the Expiration Date, any Owner notifies the Rights Agent that the Rights Offer Material to which such Owner is entitled has not been delivered, or has been lost, stolen or destroyed, the Rights Agent will furnish to such Owner a copy of the Rights Offer Material. The Company agrees to supply the Rights Agent with sufficient copies of the Rights Offer Materials for such purposes.

                    ARTICLE IV -- ACCEPTANCE OF SUBSCRIPTIONS


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                  1. The Rights Agent is hereby authorized and directed to
receive subscriptions for ADSs on behalf of the Company throughout the Subscription Period. Any funds that the Rights Agent receives during the Subscription Period from Owners in respect of payments for ADSs shall be deposited in an interest bearing account at the Rights Agent that the Rights Agent designates solely for such purpose (the "Deposit Account") and such funds shall remain in the Deposit Account until they are distributed to the Company in accordance with Article __, paragraph __ hereof.

                  As promptly as practicable after the Rights Agent receives each Owner's Instruction, the Rights Agent shall determine whether the Owner sending such Owner's Instruction has properly completed and executed such forms and has submitted the correct payment for the ADSs. If such form is not properly completed, is unexecuted or, if such Owner did not send the correct payment amount then the Rights Agent will send a notice to such Owner instructing such Owner to amend its Owner's Instruction or submit the proper payment amount, as the case may be. Except as set forth in Section ______ hereof, if such Owner does not amend its Owner's Instruction or submit the proper payment amount, as the case may be, by the Expiration Date, such Owner's right to purchase ADSs in the Rights Offer shall be deemed to be unexercised.

                  Notwithstanding the foregoing, without further authorization from the Company, except where otherwise specified or as otherwise notified in writing by the Company prior to the Expiration Date, the following Owner's Instructions shall be deemed to be properly completed:

         (a) any subscription with respect to which an Owner has failed to execute an Owner's Instruction in the manner provided by the terms thereof, provided that (1) the Owner has indicated on such Owner's Instruction or by written communication, the manner in which the Owner wishes to subscribe and (2) proper payment has been made by such Owner;

         (b) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Owner, provided that (1) the Owner's Instruction submitted therewith has been duly executed by the Owner, (2) the Owner is the Owner to which such Owner's Instruction relates, (3) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank of New York and is otherwise in order, and (4) there is no evidence actually known to the Rights Agent indicating that such check was delivered to the Owner by the drawer thereof for any purpose other than the payment of the accompanying subscription;

         (c) any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Owner, if the provisos set forth in clause (b) above are satisfied; or


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         (d) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the Owner, if the provisos set forth in clause (b) above are satisfied.

                  2. The Rights Agent is hereby authorized to accept subscriptions for ADSs on behalf of the Company (i) on the Expiration Date, (ii) after determining the total number of ADSs that an owner is entitled to purchase in the Rights Offer, pursuant to Article VI hereof, and (iii) upon the proper completion and execution of the Owner's Instruction, in accordance with the terms thereof and hereof.

                  3. The Rights Agent is authorized to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

         (a) the ADSs to which the Owner's Instruction relates are registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such Owner provided that the ADSs purchased are to be issued in the name of such Owner;

         (b) the ADSs to which the Owner's Instructions relates are registered in the name of a corporation and the Owner's Instruction has been executed by an officer of such corporation, provided that the ADSs purchased are to be issued in the name of such corporation;

         (c) the Owner's Instruction has been executed by a bank, trust company or broker as agent for the Owner to which such Owner's Instruction relates, provided that the ADSs purchased are to be issued in the name of such Owner; or

         (d) the ADSs to which such Owner's Instructions relates are registered in the name of a decedent and the Owner's Instruction has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that (1) the ADSs are to be issued in the name of such person as executor or administrator of such decedent's estate, (2) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank Of New York and is otherwise in order, and (3) there is no evidence actually known to the Rights Agent indicating that such person is not the duly authorized representative which such person purports to be.


ARTICLE V  --  REPORTS BY THE RIGHTS AGENT

                  1. The Rights Agent will advise the Company by facsimile transmission (i) on the Commencement Date as to the total number of Owners and the total number of ADSs


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outstanding; and (ii) on _________________ and _______________ during the
Subscription Period as to (1) the total number of subscriptions for ADSs pursuant to the Rights Offer that the Rights Agent has received (which have been properly completed and executed and for which the correct payment amount was received), (2) the aggregate amount of funds received by the Rights Agent in payment of such subscriptions and (3) the total number of Owners which the Rights Agent has notified pursuant to Article IV, paragraph 1 hereof that their Owner's Instruction was not properly completed or that the correct payment amount for the ADSs was not received.

                  2. Not later than 5:00 p.m. (New York City time) on the Expiration Date the Rights Agent will advise the Company by facsimile transmission as to (i) the total number of ADSs subscribed for in the Rights Offer and the total number of Shares represented thereby and (ii) the aggregate amount of funds received by the Rights Agent in payment of such subscriptions.


ARTICLE VI  --  PAYMENTS; INTEREST ON SUBSCRIPTION PAYMENTS; REFUNDS

                  1. Promptly after the Expiration Date, the Company will deposit the Shares underlying the ADSs with _______________, as custodian under the Deposit Agreement and will request that the Depositary confirm such deposit with the Rights Agent. Once the Rights Agent receives confirmation that the Shares have been deposited, the Rights Agent shall tender to the Company the aggregate amount of funds held in the Deposit Account representing the Subscription Price for the ADSs. The payment shall be made in same day funds by wire transfer, in U.S. dollars to a bank account specified by the Company.

                  2. At the time that the Rights Agent tenders payment to the Company, the Rights Agent shall pay to the Company an amount in respect of the interest accrued on cleared funds received by the Rights Agent for subscription payments received and held by the Rights Agent in the Deposit Account prior to the payment of such monies to the Company. The interest payable to the Company in respect of unremitted subscription payments shall be calculated daily on the basis of the aggregate amount of cleared subscription payments received as reflected in the reports delivered to the Company pursuant to Article __ using a rate equal to the rate allowed, from time to time, by The Bank of New York for its accounts entitled "Deposit Reserves."

ARTICLE VII  -- ISSUANCE OF ADRs

                  1. Following receipt of the Shares issued in respect of the ADSs properly purchased pursuant to the Rights Offer, and in accordance with the terms of the Deposit Agreement, the Rights Agent will mail or deliver an American Depositary Receipt (an "ADR") as instructed to each Owner of ADSs, evidencing the number of ADSs for which


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such Owner has subscribed. Each ADR certificate will be registered in the name specified by the Owner on their Owner's Instruction.

                  2. The Rights Agent will mail the ADR certificates by ___________ mail under a blanket surety bond protecting the Rights Agent and the Company from any loss or liability arising out of the nonreceipt or nondelivery of any such certificate or the replacement thereof. If the market value of securities to be mailed in any one shipment will exceed $__________, such shipment will be sent by registered mail and will be insured separately for the replacement value of its contents.



                      ARTICLE VIII -- LIMITATIONS OF DUTIES

                  1. The Rights Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement against the Rights Agent.

                  2. The Rights Agent makes no, and will not be deemed to have made, any representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any Shares, Letter of Transmittal or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.

                  3. The Rights Agent shall not be obligated to take any legal action hereunder which might in the Rights Agent's judgement involve any expense or liability, unless the Rights Agent shall have been furnished with indemnity satisfactory to the Rights Agent.

                  4. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement, the Letter of Transmittal or any other Rights Offer Materials or be required to verify the same; and may rely upon and comply with, and shall be fully indemnified and held harmless for relying upon and complying with, any Letter of Transmittal or other Rights Offer Material, certificate, instrument, opinion of counsel, notice, letter, telegram, records, or other document or security delivered to it in connection with this Agreement.

                  5. The Rights Agent may consult with legal counsel for the Company or its own counsel (which may be in-house counsel) and rely upon any opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by the Rights Agent hereunder in reliance upon, and in accordance with, any such opinion.

                  6. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company, and to apply to


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the Company for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date the Company actually receives such application, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

                  7. The Rights Agent shall escheat any property held by the Rights Agent in accordance with applicable law.

ARTICLE IX  -- COMPENSATION; PAYMENT OF EXPENSES

                  1. In consideration for the services rendered herein, the Company agrees to pay to the Rights Agent such compensation as shall be agreed in writing between the Company and the Rights Agent for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable out-of-pocket expenses and counsel fees and other reasonable disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

                  2. No provision of this Agreement shall require the Rights Agent to expend or risk the Rights Agent's own funds or otherwise incur any financial liability in the performance of any of the Rights Agent's duties hereunder or in the exercise of the Rights Agent's rights.

ARTICLE X -- TERMINATION OF AGENCY

                  1. Unless terminated earlier by the parties hereto, this Agreement shall terminate ___ (_) days after the Closing Date (the "Termination Date"). On the business day following the Termination Date, the Rights Agent shall deliver to the Company any Rights Offer entitlements, if any, held by the Rights Agent under this Agreement. The Rights Agent's right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Article IX paragraph 1 above and the indemnification provisions of Article XI paragraph 2 below shall survive the termination of this Agreement.


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ARTICLE XI - LIMITATION OF LIABILITY; INDEMNIFICATION

                  1. The Rights Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury resulting from its actions or performance or lack of performance of its duties hereunder in the absence of gross negligence, bad faith or willful misconduct on its part. In no event shall the Rights Agent be liable for (I) acting in accordance with the instructions from the Company, (II) special, consequential or punitive damages, or (III) any Losses due to forces beyond the control of the Rights Agent, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.


                  2. The Company shall be liable for and shall indemnify and hold harmless the Rights Agent, its directors, employees, agents and affiliates against any and all claims, losses, liabilities, damages, expenses or judgments (including attorney's fees and expenses) (collectively referred to herein as "Losses") arising from or in connection with this Agreement or the performance of the Rights Agent's duties hereunder, the enforcement of this Agreement and disputes between the parties hereto; PROVIDED, HOWEVER, that nothing contained herein shall require that the Rights Agent be indemnified for its gross negligence, bad faith or willful misconduct. The provisions of this Paragraph shall survive termination of this Agreement or the discharge of the Rights Agent under the terms hereof.


ARTICLE XII  -- MISCELLANEOUS

                  1. NOTICES. All reports, notices and other communications required or permitted to be given hereunder shall be addressed to the following on behalf of the respective parties hereto and delivered by hand, by courier or by first-class mail, postage prepaid, or by telecopy promptly confirmed in writing, as follows or to such other address as may be specified in writing form time to time:

                  To the Company:

                       TRICOM, S.A.
                       Ave. Lope de Vega No. 95
                       Santo Domingo, Dominican Republic
                       Attn: [                   ]

                  To the Rights Agent:

                       The Bank of New York
                       Reorganization Administration
                       101 Barclay Street - 12W


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                       New York, NY  10286
                       Attn:  Kelly Gallagher

                  2. CONFIDENTIALITY. All information as to the Rights Offer shall be held by the Rights Agent and its offices, employees, representatives and agents in strict confidence and shall be disclosed only as required by law, regulation or any judicial, regulatory or administrative authority, including, for the avoidance of doubt, any banking or regulatory agency with jurisdiction over the Rights Agent.

                  3. ASSIGNMENT. Neither the Rights Agent nor the Company shall assign this Agreement without first obtaining the written consent of the other party hereto.

                  4. HEADINGS. The Article and Paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

                  5. ENTIRE AGREEMENT; AMENDMENT. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on the Rights Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

                  6. GOVERNING LAW; JURISDICTION; CERTAIN WAIVERS.(a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. All actions and proceedings brought by the Rights Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the Rights Agent. All actions and proceedings brought by the Company against the Rights Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York.

                  (b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.


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                  7. RIGHTS AND REMEDIES. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

                  8. REPRESENTATIONS AND WARRANTIES. The Company hereby represents, warrants and covenants that:

                  (a) The Company is a corporation duly organized and validly existing under the laws of the Dominican Republic.

                  (b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all Shares and ADSs to be issued and delivered hereunder have been registered with the Securities and Exchange Commission and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

                  9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank.]





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         IN WITNESS WHEREOF, TRICOM, S.A. and THE BANK OF NEW YORK have duly executed this Rights Agency Agreement as of the day and year first set forth above.




                                                 TRICOM, S.A.



                                                 By: ___________________________
                                                      Name:
                                                      Title:



                                                 THE BANK OF NEW YORK,
                                                      as Rights Agent


                                                 By:____________________________
                                                      Name:
                                                      Title:



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